Exhibit 8.2

NewAmsterdam Pharma Company B.V.	P.O. Box 75505 1070 AM Amsterdam
Gooimeer 2-35	Gustav Mahlerplein 50 Amsterdam
1411 DC Naarden
The Netherlands

Amsterdam, 4 August 2022

Re: NewAmsterdam Pharma Company B.V. – Tax opinion

Our ref: 500065001/28327789.3

Ladies and Gentlemen,

1.	Introduction

We have acted as Dutch tax counsel to Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company in connection with the filing of a registration statement in Form F-4 before the United States Securities and Exchange Commission (the “SEC”) with respect to the listing of certain shares in NewAmsterdam Pharma Company B.V. on the New York Stock Exchange, dated on or about 25 July 2022 (the “Registration Statement”). We have solely taken instructions from Goodwin Procter (UK) LLP.

2.	Scope of Investigation

We have solely examined an e-mailed copy of the Registration Statement.

3.	Assumptions

We assume that:

3.1.	all copies of documents conform to the originals and that all originals are authentic and complete; and

3.2.

the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us and the Registration Statement has through the date hereof remained in the form in which it was presented to us; and

Houthoff is de handelsnaam van Houthoff Coiiperatief U.A .. statutair gevestigd te Amsterdam (KvK Amsterdam nr. 34216182). De algemene voorwaarden van Houthoff. waarin een beperking van aansprakelijkheid. de toepasselijkheid van Nederlands recht en de exclusieve bevoegdheid van de rechtbank te Amsterdam zijn bedongen, zijn op aile opdrachten van toepassing. De algemene voorwaarden worden op verzoek toegezonden, maar zijn eveneens te vinden op www.houthoff.com.

Houthoff is the trade name of Houthoff Coiiperatief U.A. with registered office in Amsterdam (Chamber of Commerce Amsterdam no.34216182). Houthoff’s general terms and conditions, which stipulate a limitation of liability, the applicability of Dutch law and the exclusive jurisdiction of the District Court of Amsterdam, are applicable to all work performed. A copy of the general terms and conditions is available on request or at www.houthoff.com.

3.3.	any law, other than Dutch law, which may apply to the Registration Statement or the transactions contemplated thereby would not be such as to affect any opinion expressed in this opinion letter.

4.	Opinion

Based upon the foregoing assumptions and limitations stated hereafter, we express the following opinion:

The statements set forth in the Registration Statement under the section with the header “Material Dutch Tax Considerations” are, with respect to the matters of the tax laws of the Netherlands referred to therein, true and accurate in all material respects.

5.	Scope of Opinion Letter

This opinion letter is limited to the laws of the European part of the Kingdom of the Netherlands, currently in force and as applied by Dutch courts (not including unpublished case law and, unless available on www.rechtspraak.nl, case law available in electronic form only). We express no opinion on the laws of the European Union insofar as not implemented in Dutch law or directly applicable in the Netherlands. We do not opine on regulatory law, including competition and procurement laws. In this opinion letter Dutch law concepts are expressed in English terms and not in their original Dutch terms. These concepts of Dutch law may not be the same as the concepts described by the English terms as such terms may be understood under the laws of other relevant jurisdictions. Our review of documents that are not governed by Dutch law has been based upon our understanding of the plain meaning of the language contained therein; we have not investigated the meaning and effect of any such language under any law other than Dutch tax law (i.e. any tax of any nature levied by or on behalf of the Netherlands).

The opinion expressed herein is rendered only as of the date of this opinion letter. We assume no obligation to inform you of any changes to Dutch tax law arising after the date hereof.

Nothing in this letter should be taken as expressing an opinion on any matters of fact. We assume that there are no factual matters and documents not disclosed to us in the course of our investigation that would affect any opinion expressed in this opinion letter. We express no opinion on any representations, warranties or other statements contained in the Registration Statement, except as expressly confirmed herein.

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6.	Reliance

This opinion letter is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion letter and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, the Netherlands. In addition, this opinion letter is given on the express basis, accepted by each person who is entitled to rely on it, that any possible liability Houthoff Coöperatief U.A. , its members (including their directors) and employees is limited to the amount available and payable under Houthoff Coöperatief U. A.’s professional malpractice insurance coverage.

This opinion letter is addressed to you and may only be relied upon by you in connection with the transaction to which the Registration Statement relates, and may not be relied upon by, be transmitted to, quoted or referred to in any public document or filed with any other person, firm, company, or institution (other than as an exhibit to a filing of the Registration Statement) without our prior written consent. A copy may, however, be disclosed, but only on the express basis that they may not rely on it, to your legal counsel, in each case solely for the purpose of the transaction to which the Registration Statement relates and subject to the same restrictions or be disclosed on a non-reliance basis as required by law or regulation. For the avoidance of doubt, we do not assume any duty or liability to any person or entity to whom such copy is provided.

Yours faithfully,

/s/ Houthoff Cooperatief U.A.
Houthoff Coöperatief U.A.

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